Exhibit 99.1



                            SHERLEIGH ASSOCIATES LLC
                               660 MADISON AVENUE
                            NEW YORK, NEW YORK 10021

                              CONSULTING AGREEMENT

                                             November 11, 1999

MarkCare Medical Systems, Inc.
Attn: Carl Coppola, President
1515 Broad Street
Bloomfield, New Jersey 07003


Dear Mr. Coppola:

      This letter will confirm our agreement (the "Agreement") pursuant to which Sherleigh Associates LLC (the "Consultant"), has been retained to serve as a management consultant and advisor to MarkCare Medical Systems, Inc. (the
"Company") and/or its subsidiaries or affiliates for a period of twelve (12) months commencing on the date hereof unless extended by mutual written consent of the parties hereto. The undersigned hereby agrees to the following terms and conditions:

      1. Duties of Consultant. The Consultant shall, at the request of the Company, upon reasonable notice, render the following services:

            (i) assist the Company in the presentation of an in-depth business plan suitable for presentation to potential investors, underwriters, strategic partners and lenders. We have agreed that the basic components of the business plan will consist of the following:

                  (a)   Overview of the Company and PACS.
                  (b)   Description of the capabilities of the Company PACS.
                  (c) Strategic market analysis: trends and opportunities, domestic and international.
                  (d) Value proposition to the PACS' buyer including case studies and/or testimonials.
                  (e) Competitive analysis of the Company PACS versus Agfa, Kodak etc.
                  (f)   Financial projections and capitalization.

            (ii) introduce the Company to prospective underwriters, auditors and legal counsel.

            (iii) provide financial guidance on issues of budgeting,
                  compensation and financial structure.

            (iv) assist the Company in developing sources of interim financing should interim financing be deemed required.

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            (v)   develop  together  with  the  Company  an  investor  relations program, including the hiring of an investor relations firm.

            (vi) provide advice and guidance regarding an employee option and warrant program.

            (vii) provide  assistance and guidance regarding a possible spin-off of the Company from its parent company.

            (viii)provide advice and guidance regarding prospective appointments to the Board of Directors of the Company.

      2. Compensation. As compensation for the services which have previously been rendered by the Consultant on behalf of the Company with regard to the formulation of preliminary business concepts and in consideration of the Consultant's commitment to enter into this Agreement, the Company shall pay to the Consultant a monthly fee of $1,000 for each month during the term hereof.

      3.    Issuance of Stock and Warrant.

      3.1 The Company, on the execution of this Agreement, shall sell to the Consultant the following shares and warrant in consideration of a cash purchase price of $60,000:

           (i) such number of shares of the Company's common stock (the "Initial Shares") which shall equal (following the issuance of such shares to the Consultant) 5% of all the issued and outstanding capital stock of the Company on a fully diluted basis(1); and

           (ii) a common stock purchase warrant ("Warrant") to purchase, for an aggregate purchase price of $1.00:

                 (a) such number of shares of the Company's common stock ("Warrant Shares") as shall equal, when added to the Initial Shares, 5% of the Issued and outstanding capital stock of the Company on a fully diluted basis(1), immediately following the Company's initial round of financing (as defined herein); and

                 (b) 5% of the number of the Company's shares or (shares underlying exercise of) warrants issued to any strategic partners, employees consultants or affiliates.


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     (1) Fully diluted basis shall mean all shares of the Company issued and outstanding after taking into account (a) the exercise of all outstanding warrants (including for purposes of section 3.1(b) the exercise of the Warrant), options and convertible securities which are exercisable or convertible into the Company's capital stock; and (b) any stock issued in exchange for, or capitalization of the Company's debt to its parent company.


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      3.2   The Company's  initial  round of financing  shall mean the number of shares issued in consideration of the first $2,000,000 raised by the Company following the issuance of the Initial Shares. The Warrant shall have a term of six months commencing on the date hereof.

      3.3 The Company shall have the option (the "Option") to buy back the Initial Shares, the Warrant and/or any Warrant Shares, from the Consultant for a purchase price of $160,000 provided such Option may only be exercised in the event the Company has not, within six months from the date hereof, completed the sale of equity and/or obtained financing (as defined herein) in a minimum amount of $1,000,000. Notwithstanding the foregoing, the Option may not be exercised if the Company, within a period of six months from the date hereof, has rejected an offer to purchase equity or provide financing based upon a pre money valuation of the Company of not less than $7,000,000(2). For purposes of this section, the term "financing" shall mean either a loan fully or partially convertible into equity (at a conversion rate based upon a pre money valuation of not less than $7,000,000), and/or a loan which requires the issuance of warrants to the lender (exercisable at a price based upon a pre money valuation of not less than $7,000,000). The Option may be exercised by written notice to the Consultant and by delivery of the aforesaid Option purchase price during the option exercise period which shall commence six months from the date hereof and shall end nine months from the date hereof.

      3.4 The Consultant shall have two demand and unlimited piggyback registration rights with respect to the Initial Shares, the Warrant and the Warrant Shares.

      4. Covenants. As further consideration to the Consultant for its execution of this Agreement, the Company, and its parent company, Mark Solutions, Inc. ("MSI") covenant and agree as follows:

            (i) MSI shall either subordinate all outstanding indebtedness owed by the Company to MSI to any initial round of financing (as that term is defined in Section 3.2) or capitalize such debt;

            (ii) For the term of this Agreement, Consultant shall have the right to designate one member of the Board of Directors of MSI and one member of the Company's Board of Directors (or to designate a representative to attend all meetings of such boards as an observer);

            (iii)The Board of Directors of the Company shall  initially  consist of one director designated by the Consultant, Carl Coppola, Leo Futerman and two directors designated by MSI.

      5. Expenses. The Company shall reimburse the Consultant for all of its reasonable and pre-approved travel and other out-of-pocket expenses incurred in connection with its engagement hereunder.



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     (2) Such valuation shall be based upon an assumption that all debt of the
Company to its parent company (and/or other inter company debt) has been capitalized.


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      6.    Relationship.  Nothing  herein  shall  constitute  Consultant  as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon for a particular purpose. Except as might hereinafter be expressly agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

      7. Confidentiality. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of Consultant's services to the Company unless and until such information become generally known or unless compelled to do so pursuant to subpoena or court order.

      8. Information; Notice of Events. The Company recognizes and confirms that the Consultant will be using information provided by or on behalf of the Company in connection with the performance of its duties under this Agreement, and that the Consultant does not assume any responsibility for and may rely upon, without independent verification, the accuracy and completeness of any such information. The Company hereby warrants that any information relating to the Company that is furnished to the Consultant by or on behalf of the Company will be fair, accurate and complete and will not contain any material omissions or misstatements of fact.

      9. Indemnity. The Company shall indemnify the Consultant from liability it may incur in connection with the performance of its duties hereunder to the extent that such liability is a result of false information provided to the Consultant by the Company.

      10. Assignment. The Agreement shall not be assignable by any party (except to successors to all or substantially all of the business of either party) for any reason whatsoever without the prior written consent of the other party, which consent may be arbitrarily withheld by the party whose consent is required.

      11. Governing Law; Submission to Jurisdiction. This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State. The Company and Consultant hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York, City of New York, for any action, suits or proceedings arising out of or relating to this letter and the transactions contemplated hereby (and agree not to commence any actions, suits or proceeding relating thereto except in such courts, and further agree that service of process for any action, suit or proceeding brought against the Company or the Consultant, as the case may be, in any such court. The Company and Consultant also hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter or the transactions contemplated hereby, in the courts of the State of New York or the United States of America located in the State of New York, County of New York and hereby further irrevocably and unconditionally waive, and agree not to plead a claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

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      12.   Miscellaneous. This letter (a) incorporates the entire understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements should they exist with respect thereto, whether written or oral, (b) may not be amended, modified or waived except in a writing executed by the Company and the Consultant and their respective successors and assigns. This letter may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of this letter by facsimile shall be equally effective as delivery of an executed original counterpart of this letter.


     Please confirm that the foregoing is in accordance with your understanding and agreement with the Consultant by signing and returning to us a copy of this letter, which shall become our binding agreement upon our receipt.

     We are delighted to accept this engagement and look forward to working with you on this assignment.

                                        Very truly yours,

                                        SHERLEIGH ASSOCIATES LLC


                                        By:  /s/ Jack Silver
                                           ---------------------
                                             Name:  Jack Silver
                                             Title: President


AGREED AND ACCEPTED AS OF
THE DATE FIRST ABOVE WRITTEN:

MARKCARE MEDICAL SYSTEMS, INC.


By: /s/  ILLEGIBLE SIGNATORY
   -----------------------------
     Name:
     Title:  PRES & CEO


AS TO SECTION 4
MARK SOLUTIONS, INC.


By: /s/  ILLEGIBLE SIGNATORY
   -----------------------------
     PRES & CEO




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